Term Sheet 867BE To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009 Deutsche Bank AG	Registration Statement No. 333-162195 Dated May 11, 2010; Rule 433

Structured Investments	Deutsche Bank $ Return Enhanced Notes Linked to the Performance of a Basket of Two Currencies Relative to the Euro due June 2, 2011
General
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The Return Enhanced Notes (the “securities”) are designed for investors who seek a leveraged return at maturity of 2.27* times the potential appreciation of an equally weighted basket of currencies (the “Basket”) consisting of the Mexican peso and the Canadian dollar (the “Basket Currencies”) relative to the Euro (the “Reference Currency”), as measured by the Basket Performance formula set forth herein, up to a Maximum Return on the securities of 22.70%*. Investors should be willing to forgo coupon payments and, if the Ending Basket Level is less than the Starting Basket Level be willing to lose some or all of their investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 2, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (“Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about May 14, 2010 (the “Trade Date”) and are expected to settle on or about May 19, 2010 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Term:	1 year
Basket:
The securities are linked to an equally weighted basket consisting of the Mexican peso and the Canadian dollar (each a “Basket Currency,” and together the “Basket Currencies”) relative to the Euro (the “Reference Currency”).

Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate**	Basket Currency Performance Weighting
Mexican peso (“MXN”)	Euro	Reuters Page “WMRSPOT37”	4:00 p.m. London time		1/2
Canadian dollar (“CAD”)	Euro	Reuters Page “WMRSPOT37”	4:00 p.m. London time		1/2
** The Initial Spot Rate for each Basket Currency will be determined on the Trade Date.
Currency of the Issue:	United States dollars
Upside Leverage Factor*:	At least 2.27. The actual Upside Leverage Factor on the securities will be determined on the Trade Date and will not be less than 2.27.
Maximum Return*:	At least 22.70%. The actual Maximum Return on the securities will be determined on the Trade Date and will not be less than 22.70%.
Payment at Maturity:	•
If the Ending Basket Level is greater than the Starting Basket Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount multiplied by the Basket Performance multiplied by the Upside Leverage Factor, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) Basket Performance x Upside Leverage Factor and (ii) the Maximum Return]
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If the Ending Basket Level is equal to the Starting Basket Level, you will be entitled to receive a cash payment equal to $1,000 per $1,000 Face Amount of securities, subject to the credit of the Issuer.

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If the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the Face Amount of your securities for every 1% that the Ending Basket Level is less than the Starting Basket Level, and you will receive a cash payment per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Basket Performance)
You will lose some or all of your initial investment at maturity if the Ending Basket Level is less than the Starting Basket Level.
Basket Performance:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
Ending Basket Level – Starting Basket Level Starting Basket Level
The Basket Performance may be positive, zero or negative.
Starting Basket Level:	Set equal to 100 on the Trade Date.
Ending Basket Level:	The Ending Basket Level will be calculated as follows:

100 x [1 + (MXN Performance x 1/2) + (CAD Performance x 1/2)]
The MXN Performance and CAD Performance will each equal the Currency Performance of the respective Basket Currency against the Euro, expressed as a percentage, from its Initial Spot Rate to its Final Spot Rate.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate Initial Spot Rate
Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Final Spot Rate:	For each Basket Currency, the arithmetic average of the Spot Rates on the Averaging Dates.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the Euro, expressed as units of the respective Basket Currency per Euro, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates.” The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Averaging Dates†:	May 23, 2011, May 24, 2011, May 25, 2011, May 26, 2011 and May 27, 2011 (the “Final Valuation Date”).
Maturity Date†:	June 2, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 3Q 4 / US2515A03Q43
†	Subject to postponement as described under "Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement and "Market Disruption Events" in this term sheet.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per security	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)	Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
May 11, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Return on the Securities at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical return at maturity on the securities.  The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical returns set forth below assume a Starting Basket Level of 100, an Upside Leverage Factor of 2.27 and a Maximum Return on the securities of 22.70%. The actual Upside Leverage Factor  and Maximum Return on the securities will be determined on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only.  The actual return applicable to a purchaser of the securities will be based on the Ending Basket Level, calculated using the Spot Rates of the Basket Currencies on the Averaging Dates.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Performance	Payment at Maturity	Return on the Securities
200.00	100.00%	$1,227.00	22.70%
180.00	80.00%	$1,227.00	22.70%
160.00	60.00%	$1,227.00	22.70%
140.00	40.00%	$1,227.00	22.70%
120.00	20.00%	$1,227.00	22.70%
115.00	15.00%	$1,227.00	22.70%
110.00	10.00%	$1,227.00	22.70%
107.50	7.50%	$1,170.25	17.025%
105.00	5.00%	$1,113.50	11.35%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
60.00	-40.00%	$600.00	-40.00%
40.00	-60.00%	$400.00	-60.00%
20.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

Return Enhanced Notes Linked to the Performance of a Basket of
Two Currencies Relative to the Euro due June 2, 2011

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical returns set forth in the table above are calculated.

Example 1: The Ending Basket Level is 105, compared to the Starting Basket Level of 100, resulting in a Basket Performance of 5.0%. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, and the Basket Performance of 5.0% multiplied by 2.27 does not exceed the Maximum Return of 22.70%, the investor receives a Payment at Maturity of $1,113.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (5.0% x 2.27)] = $1,113.50

Example 2: The Ending Basket Level is 115, compared to the Starting Basket Level of 100, resulting in a Basket Performance of 15.0%.   Because the Basket Performance of 15.0% multiplied by 2.27 exceeds the Maximum Return of 22.70%, the investor receives a Payment at Maturity of $1,227.00 per $1,000 Face Amount of securities, the maximum payment on the securities.

Example 3: The Ending Basket Level is 90, compared to the Starting Basket Level of 100, resulting in a Basket Performance of      -10.0%. Because the Ending Basket Level of 90 is less than the Starting Basket Level of 100, the Basket Performance is negative and the investor will receive a Payment at Maturity of $900.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -10%) = 900.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IF THE BASKET PERFORMANCE IS POSITIVE – The securities provide the opportunity to enhance returns by multiplying a positive Basket Performance by the Upside Leverage Factor of 2.27, up to the Maximum Return on the securities of 22.70%, or a maximum Payment at Maturity of $1,227.00 for every $1,000 Face Amount of securities.  The actual Upside Leverage Factor and Maximum Return on the securities will be set on the Trade Date and will not be less than 2.27 and 22.70%, respectively.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the securities, which may be positive, zero or negative, is linked to the performance of a Basket consisting of the Mexican peso and the Canadian dollar, which we refer to as the Basket Currencies, relative to the Euro, which we refer to as the Reference Currency.  Accordingly, the level of the Basket will increase as the Basket Currencies appreciate relative to the Euro, and will decrease as the Basket Currencies depreciate relative to the Euro.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the securities.  Although the tax consequences of an investment in the securities are uncertain, based on that opinion we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the Euro and will depend on whether, and the extent to which, the Basket Performance is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level as compared to the Starting Basket Level.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN – If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an additional amount equal to the Upside Leverage Factor times the Basket Performance multiplied by the Face Amount, subject to the Maximum Return.  Your return on the securities will not exceed a predetermined percentage of the $1,000 Face Amount, regardless of the appreciation in the Basket, which may be significant.  We refer to this percentage as the Maximum Return, which will be set on the Trade Date and will not be less than 22.70%, or a maximum Payment at Maturity of $1,227.00 per $1,000 Face Amount of securities.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•	THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. The Basket Performance is based on the Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE BASKET CURRENCY MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF THE OTHER BASKET CURRENCY – The securities are linked to the performance of the Basket, which is composed of two currencies with equal weightings. The Basket Performance will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Performance formula set forth herein. Therefore, positive Currency Performance of one of the Basket Currencies may be offset, in whole or in part, by negative Currency Performance of the other Basket Currency of lesser, equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities.

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THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies include the Mexican peso, the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Mexican peso, and, consequently, the return on the securities.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Averaging Dates would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on any Averaging Date. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the securities before the Averaging Dates may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date, and will be based on the arithmetic average of the Spot Rates for each Basket Currency on the Averaging Dates. As a result, the Basket Performance may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Averaging Dates.

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WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the Euro. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the Euro, as reference currency;

•	the time to maturity of the securities;

•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the Euro;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the Euro;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES – It is impossible to predict whether  the EUR/MXN Spot Rate or the EUR/CAD Spot Rate will rise or fall. The EUR/MXN Spot Rate and the EUR/CAD Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance or payment at maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on an Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates

The Spot Rate for the Mexican peso will be the EUR/MXN mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Mexican pesos per one Euro, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT37” (or any successor page) on such date of calculation.

The Spot Rate for the Canadian dollar will be the EUR/CAD mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Canadian dollars per one Euro, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT37” (or any successor page) on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be determined by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on any Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the historical performance of the Basket Currencies relative to the Euro as well as historical individual exchange rates for each of the Basket Currencies against the Euro.  In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the Basket Performance was calculated by setting the level to 100 on May 7, 2010 and measured retrospectively to January 31, 2000. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 3, 2000 through May 7, 2010. The retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), future performance of the Basket Currencies or the Basket Performance. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the Euro, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the Euro. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 3, 2000 through May 7, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Mexican Peso
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through May 7, 2010
(expressed as units of Mexican pesos per Euro)

Mexican Peso	High	Low	Period End
2000	10.0080	7.8770	9.0210
2001	9.3883	7.5673	8.1585
2002	11.0003	7.8298	10.8834
2003	14.1996	10.6978	14.1406
2004	15.3662	13.2663	15.1075
2005	15.2656	12.1777	12.6013
2006	14.9805	12.3889	14.2570
2007	16.4146	14.0433	15.9221
2008	19.5873	14.7390	19.1123
2009	20.0898	16.9345	18.7758
2010 (through May 7, 2010)	18.8183	16.1208	16.4144

Past performance is not indicative of future performance.

Canadian Dollar
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through May 7, 2010
(expressed as units of Canadian dollars per Euro)

Canadian Dollar	High	Low	Period End
2000	1.5205	1.2448	1.4129
2001	1.4656	1.2601	1.4172
2002	1.6581	1.3600	1.6491
2003	1.6645	1.4898	1.6312
2004	1.6975	1.5384	1.6290
2005	1.6546	1.3551	1.3766
2006	1.5400	1.3499	1.5384
2007	1.5686	1.3290	1.4566
2008	1.7507	1.4412	1.7038
2009	1.7441	1.4929	1.5085
2010 (through May 7, 2010)	1.5187	1.3131	1.3315

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $10 per $1,000 Face Amount of securities.